ARTICLES OF INCORPORATION
                                       OF
                             WIRELESS HOLDINGS, INC.


                                    ARTICLE 1
                                      NAME
                                      ----

The name of the Corporation is WIRELESS HOLDINGS, INC.

                                   ARTICLE II
                                     PURPOSE
                                     -------

To engage in business capital ventures and other business permitted under the laws of the United States and the State of Florida.

                                   ARTICLE III
                                  CAPITAL STOCK
                                  -------------

The maximum number of shares that this corporation shall be authorized to have outstanding at anytime shall be one hundred million (100,000,000) shares of Common Stock at a par value of $.001 per share upon which there are no preemptive rights. The Common Stock shall be paid for at such times as the Board of Directors may designate, in cash, real property, personal property, services, patents, leases, or any other valuable thing or right for the uses and purposes of the corporation, and shares of capital, which issued in exchange thereof shall thereupon and thereby become and be paid in full, the same as though paid in cash at par, and shall be non assessable forever, the judgement of the Board of Directors as to the value of the property, right or thing in exchange for capital stock shall be conclusive.

In addition, the Corporation shall have the authority to issue ten million (10,000,000) shares in blank check Preferred Stock at a par value of $.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                   ARTICLE IV
                                TERM OF EXISTENCE
                                -----------------

This corporation shall have perpetual existence commencing on the date of filing of these Articles of Incorporation with the Secretary of State of the State of Florida.

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                                    ARTICLE V
                     REGISTERED OFFICE AND REGISTERED AGENT
                     --------------------------------------

The street address of initial registered office of this corporation is 301 North Ocean Boulevard, #710, Pompano Beach, Florida 33062 and the name and address of the initial registered agent of this corporation is Joseph P. Hess.

                                   ARTICLE VI
                            INITIAL PRINCIPAL OFFICE
                            ------------------------

The initial principal office and mailing address of this Corporation is 2206 NE 26th Street, Fort Lauderdale, Florida 33305. The Board of Directors may, from time to time, change the street and post office address of the corporation as well as the location of its principal office.

                                   ARTICLE VII
                           INITIAL BOARD OF DIRECTORS
                           --------------------------

This corporation shall have one (1) director initially. The number of directors may be either increased or diminished from time to time by the By-Laws but shall never be less than one (1). The name and address of the initial director of this corporation are:

                  Joseph P. Hess            301 North Ocean Boulevard, #710
                                            Pompano Beach, Florida 3306

                                  ARTICLE VIII
                                    AMENDMENT
                                    ---------

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, in the manner provided by law.

                                   ARTICLE IX
                                  INCORPORATOR
                                  ------------

IN WITNESS WHEREOF, the undersigned subscriber and registered agent has executed these Articles of Incorporation on Monday, May 19, 2003.

                                            /s/ Joseph P. Hess
                                            ----------------------------------
                                                Joseph P. Hess/Incorporator

                         ACCEPTANCE OF REGISTERED AGENT
                         ------------------------------

Having been named as registered agent and to accept services of process for the above named corporation, at the place designate din these Articles of Incorporation. I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

                                            By: /s/ Joseph P. Hess
                                            ----------------------------------
                                                    Joseph P. Hess
                                                    Registered Agent